                            Exhibit 99.1
Contact:  Dan McCarthy, 610-774-5758

Recently retired CEO of major international construction company named to PPL Corporation board

ALLENTOWN, Pa. (June 17, 2008) – PPL Corporation (NYSE: PPL) announced Tuesday (6/17) that the recently retired president and chief executive officer of one of the world’s leading construction companies has been named to PPL’s board of directors.
Stuart E. Graham, who retired as president and chief executive officer of Sweden-based Skanska AB in April, will join the PPL board on July 1, 2008. Graham is continuing to serve as chairman of Skanska USA.
“Stu Graham is an excellent addition to our already strong and diverse board of directors. His nearly four decades of worldwide experience in major construction projects will be especially valuable as PPL continues to grow its electricity generation and marketing businesses,” said James H. Miller, chairman, president and chief executive officer of PPL.
The addition of Graham brings the total membership of PPL’s board to 11, 10 of whom are independent, outside directors. Graham will be in the class of directors whose terms expire in May of 2010.
Graham began his career in 1970 with Sordoni Construction Company of Wilkes-Barre, Pa., a builder of electric transmission lines and industrial buildings. The New Jersey operation of Sordoni was acquired by Skanska in 1990 and that company was renamed Sordoni Skanska and, subsequently, Skanska USA Building, with Graham serving as president and CEO.
In 2001, Graham was appointed executive vice president of Skanska AB and as a member of the company’s senior executive team. In that position, he oversaw Skanska’s business units in the U.S., the U.K., Hong Kong and South America. He was named president and CEO of Skanska AB and a member of its board of directors in 2002.
A graduate of Holy Cross College with a degree in economics, Graham is past chairman of the Engineering and Construction Governors Council of the World Economic Forum and founder of the Engineering and Construction Risk Institute.
He also is a member of the board of directors of Securitas AB.
PPL Corporation, headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom. More information is available at www.pplweb.com.

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Note to Editors: A photo of Stuart E. Graham is available at www.pplnewsroom.com by clicking on photos, then news photos.